Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	Contact: Lynda L. Glass
717.339.5085

ACNB CORPORATION

ANNOUNCES 2009 EARNINGS

GETTYSBURG, PA, March 5—ACNB Corporation reported net income of $7,219,000 for the year ended December 31, 2009, compared to $6,744,000 for the year ended December 31, 2008, an increase of $475,000 or 7%.  Net income on a per share basis amounted to $1.22 for 2009 and $1.13 for 2008.  A significant component of the Corporation’s net income is net interest income, which rose 11% to $32,252,000 for the year ended December 31, 2009, in comparison to $29,024,000 for the year ended December 31, 2008.

Commenting on these year-end earnings results, ACNB Corporation President & Chief Executive Officer Thomas A. Ritter said, “While the year of 2009 presented many difficulties to the financial services industry, we are very proud of our employees for remaining focused and determined.  Our 2009 earnings increased by 7% compared to 2008, and we were able to grow the key balance sheet components of loans, deposits and stockholders’ equity.  Every quarter was profitable in 2009, which enabled ACNB Corporation to maintain our strong history of cash dividend payments to our stockholders.”

Aggregate quarterly cash dividends paid to ACNB Corporation stockholders in 2009 totaled $4,512,000, or $0.76 per share.  This is the same per share amount that was paid in 2008 and 2007.

Total assets of ACNB Corporation on December 31, 2009, were $962 million—a decrease of 2% from December 31, 2008.  Total deposits increased by 6% over the previous year to $729 million.

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Total loans rose by 1% to $645 million, as compared to December 31, 2008.  A 5% increase in stockholders’ equity resulted in an aggregate of $88.3 million on December 31, 2009.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, Adams County National Bank serves its marketplace via a network of 18 retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA.   In addition, the Bank operates loan offices in Hanover, York County, and Chambersburg, Franklin County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 36 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, MD, and Germantown, Montgomery County, MD.

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In addition to historical information, this press release may contain forward-looking statements.  Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations.  Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the business strategy due to changes in current or future market conditions; the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; the inability to achieve acquisition-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and, deteriorating economic conditions. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances.  Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

ACNB #2010-02

March 5, 2010